Exhibit 99.1

LETTER OF INTENT

The purpose of this letter of intent ("Letter") is to outline certain terms and conditions of a proposed purchase (the "Offer to Purchase") by Resolve Staffing, Inc. ("Buyer"), of substantially all of the assets of Star Personnel Services, Inc. and Direct Personnel Solutions, Inc. ("Seller"). It is anticipated that the Offer to Purchase will be consummated as soon as possible after your acceptance of this Letter on such date as the parties hereto may agree (the "Closing Date”).

1.	Terms of Offer to Purchase:

a.	Purchase and Sale of Assets: On the Closing Date, Buyer will purchase certain assets of Seller, all as identified in the Offer to Purchase Agreement (the "Purchased Assets").
b.
Assumption of Liabilities: Buyer will assume no liabilities of any kind relating to Seller or its business, except the obligations arising under any contracts specifically assumed by Buyer in the definitive Offer to Purchase Agreement.

c.
Purchase Price: Buyer will (i) assume the assumed liabilities and (ii) pay to Seller an aggregate purchase price equal to the sum of two million dollars ($2,000,000.00) plus Seller's existing Accounts Receivable as of date specified in the Offer to Purchase Agreement plus two hundred fifty thousand (250,000) shares of common stock of Resolve Staffing, Inc. (the "Purchase Price"). The Purchase price will be paid as follows: (i) One million five hundred thousand dollars ($1,500,000.00) in cash at closing plus a note payable for five hundred thousand dollars ($500,000.00) payable over twelve (12) months and bearing no interest on the principal plus two hundred fifty thousand (250,000) shares of common stock of Resolve Staffing, Inc.

2.
Definitive Agreement: Buyer and Seller shall execute as soon as possible, a definitive Offer to Purchase Agreement containing such representations, conditions, indemnification, and other terms customary in such types of agreements, and generally, in the form of the Draft Asset Purchase.

3.
Binding Agreements: Buyer and Seller agree that in recognition of the costs to be borne by Buyer and Seller in pursuing this transaction, upon execution of this Letter, the provisions of this paragraph 3 will constitute the legally binding enforceable agreement of Buyer and Seller.

a.
Exclusive Dealing: For period of thirty (30) days from the date this Letter is executed by the Seller (the "Exclusivity Period"), neither Seller nor any of its affiliates shall (except with respect to Buyer): (i) enter into or conduct any discussions with any parties relative to any disposition of the business, assets or stock of the Seller, (ii) solicit or encourage, directly or indirectly, submission of any inquiry, proposal or offer related to the disposition of the business, assets or stock of Seller, or (iii) entertain any Offer to Purchase the business, assets or stock of the Seller.

b.
Access: Seller will give Buyer and its advisors complete access to all of the books, records, financial statements, customer and supply lists and other documents and other documents and materials relating to Seller, its assets and business as Buyer may require to conduct its due diligence investigation.

c.
Negotiations: Buyer and Seller shall negotiate in good faith to arrive at a mutually acceptable definitive Offer to Purchase Agreement at the earliest reasonably practical date. Notwithstanding the foregoing, Buyer shall be permitted to terminate negotiations immediately in the event that Buyer, through its diligence investigation discovers any information related to Seller, its business or assets that Buyer deems unacceptable.

d.
Termination: In the event the parties shall not have executed the Offer to Purchase Agreement by the final date of Exclusivity Period, either party may terminate this Letter, including the provisions of this Paragraph 3, and the parties shall have no further obligations hereunder, provided that the party initiating such termination is not in breach of any of the binding provisions of this Letter.

4.	Letter of Intent: This Letter shall not be deemed to create a binding or enforceable obligation with respect to matters described herein.

If the terms set forth in this Letter of Intent meet with your approval, please have the enclosed copy executed and return it to Michael E. Bach, Regional Director, Resolve Staffing, Inc. at 3235 Omni Drive, Cincinnati, Ohio 45245. If this proposal is not accepted by 12:00 P.M., local time, on March 21st, 2006, it will automatically become void.

(Buyer)

By:	/s/ Michael E. Bach
Michael E. Bach
Regional Director

The undersigned has reviewed this Letter and agrees to its terms as of March 20, 2006.

(Seller)

By:	/s/ Todd Riley
Todd Riley